SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 1, 2005

New World Restaurant Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27148	13-3690261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1687 Cole Boulevard

Golden, Colorado 80401

(Address of Principal Executive Offices) (Zip Code)

(303) 568-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 4.02             NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

(a)          This filing describes certain adjustments that New World Restaurant Group, Inc. (the Company) is making in the course of restating certain of its prior period financial statements.

Over the past few months, several restaurant companies and other multi-location retailers have been reviewing their treatment of lease accounting and leasehold amortization. During this time, many companies including but not limited to Brinker International, CKE Restaurants, Darden Restaurants, Jack in the Box, Starbucks and Wild Oats have either restated their historic financial statements or have announced their intention to restate. In late January 2005, we commenced a review of our accounting policies and practices with respect to leasehold amortization and deferred rent. On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission expressed its views regarding lease accounting issues and their application under Generally Accepted Accounting Principles (GAAP). Based upon the results of our internal review and after discussions with our independent auditors, Grant Thornton LLP, we determined on March 1, 2005 that one item, related to the treatment of lease accounting and leasehold depreciation, applied to us, and that it is appropriate to adjust certain prior financial statements.

The issue requiring restatement relates to our historical accounting practice of depreciating our leasehold improvements over a period that included both the noncancelable term of the lease and its option periods (or the useful life of the asset, if shorter). Concurrently, we used the noncancelable lease term in determining whether each of our leases was an operating lease or a capital lease and in calculating our straight-line rent expense. We believed that these longstanding accounting treatments were appropriate under generally accepted accounting principles. Further, we believed that these accounting treatments were comparable to the practices of other public companies. However, after noting the Form 8-K filings of various restaurants companies and other multi-location entities and following discussions with Grant Thornton LLP, we have now interpreted the authoritative accounting literature to require that we use the same lease term in amortizing leasehold improvements as we use in determining capital verses operating leases and in calculating straight-line rent expense. Such interpretation of the authoritative accounting literature contradicts several years of our recognized accounting practices.

On March 1, 2005, the Audit Committee of our Board of Directors, management and our independent auditors, Grant Thornton LLP, met to discuss the results of the review of our accounting policies, the analysis of our records and the authoritative accounting literature with respect to the treatment of lease accounting and leasehold depreciation. At that time, the Audit Committee determined that our accounting with respect to its leases should be revised in accordance with the authoritative accounting literature and that these revisions should be appropriately presented through the restatement of previously issued financial statements for our fiscal years 2003 and 2002, as well as the first three quarters of fiscal 2004, and as a result the previously issued financial statements covering those periods should no longer be relied upon.

The Audit Committee was advised by management that in implementing the authoritative accounting literature, we will generally limit the depreciable lives for leasehold improvements, which are subject to a lease, to the non-cancelable lease term. However, in circumstances where we would incur an economic penalty by not exercising one or more option periods, we may include one or more option periods when determining the depreciation period. In either circumstance, our policy will require consistency when calculating the depreciation period, in classifying the lease and in computing straight-line rent expense. The primary effect of the change in policy is to require us to accelerate amortization of our leasehold improvements that are the subject of leases.

The adjustments to certain prior period financial statements are all non-cash and have no material impact on our cash flows, cash position, revenues, same store sales, earnings from operations plus depreciation and amortization, or our compliance with the covenants under our $160 Million Notes or AmSouth Revolver. The adjustments are not attributable to any intentional non-compliance by us, as a result of any misconduct, with any financial reporting requirements under securities laws, and we believe there will not be any further adjustments as a result of our internal review of this matter. While we are not aware of any other accounting issues requiring adjustment, there can be no assurances that we will not find additional accounting issues requiring adjustment in the future.

ITEM 9.01		FINANCIAL STATEMENTS AND EXHIBITS

(C)	EXHIBITS

	99.1	Press release issued March 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD RESTAURANT GROUP, INC.

Date: March 3, 2005	/s/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer